EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES ANNOUNCES FURTHER ACTIONS TAKEN IN SUPPORT OF RESTRUCTURING PLAN;
PROVIDES SALES UPDATE FOR NOVEMBER AND DECEMBER HOLIDAY PERIOD;
RENEWS MASTER TRUST’S $105.0 MILLION CREDIT RECEIVABLES CONDUIT FACILITY

Bensalem, PA, January 15, 2009 – Charming Shoppes, Inc. (Nasdaq: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today announced further actions taken in support of the Company’s restructuring plan and expense initiatives.  Additionally, the Company provided a sales update for the nine and forty-eight weeks ended January 3, 2009, and announced the renewal of the Charming Shoppes Master Trust’s $105.0 million credit receivables conduit facility.

Restructuring Plan and Expense Initiatives
The Company today announced further reductions in its workforce of approximately 225 positions, which primarily represent associate separations, as well as the elimination of open positions, at the Company’s corporate support and brand headquarters offices.  The Company estimates that the completion of this initiative will result in a pretax annualized cost savings of approximately $12 million for the fiscal year ending January 30, 2010.  Costs to execute this initiative are estimated at approximately $2 million, and are expected to be recorded during the fourth fiscal quarter ending January 31, 2009.

Today’s announcement is related to the Company’s restructuring and cost reduction program as announced on November 25, 2008. The objectives of this program include improving and simplifying critical processes, consolidating activities and infrastructure, and reducing the Company's expense structure in order for it to be more appropriately aligned with the Company's current sales trends in a recessionary environment. The Company expects to achieve net cost reductions of approximately $100 - $125 million over the next two fiscal years through this program, with approximately $75 million expected to be realized in fiscal year 2010.

Alan Rosskamm, Chairman of the Board and Interim Chief Executive Officer of Charming Shoppes, Inc., said, “As difficult as these actions are, they are necessary for us to right-size our cost structure during this environment of declining revenues.  These actions are being taken in order to streamline business operations and are consistent with other actions we have taken over the last several months.”

Rosskamm continued, “It has been our strategy to return the Company's focus and energies to our core brands -- Lane Bryant, Fashion Bug and Catherines. The efforts of our dedicated team have resulted in continued progress toward this strategic goal. We are strengthening our balance sheet and liquidity by reducing inventories and capital expenditures and significantly lowering our expense structure. We expect to generate free cash flow during our fourth fiscal quarter, and end the fiscal year with cash balances in the range of $80 to $85 million. Additionally, there are no outstanding borrowings on our committed $375 million revolving credit facility, and we do not expect any borrowings at our fiscal year end.  The transformation of our merchandising processes and the attainment of significant cost savings through our restructuring plan will position us for improved operating performance in the future."

Sales Update For November And December Holiday Period
Net sales from continuing operations for the nine weeks ended January 3, 2009 decreased 14% to $506.3 million, compared to net sales from continuing operations of $586.1 million for the nine weeks ended January 5, 2008.  Net sales for the Company's direct-to-consumer segment were $87.9 million during the nine weeks ended January 3, 2009, a decrease of 1% compared to net sales of $88.6 million during the nine weeks ended January 5, 2008. Net sales for the Company's retail stores segment were $418.4 million during the nine weeks ended January 3, 2009, a decrease of 16% compared to net sales of $497.5 million during the nine weeks ended January 5, 2008. Consolidated comparable store sales for the Company’s retail store brands decreased 14% during the nine weeks ended January 3, 2009, compared to a decrease of 7% during the nine weeks ended January 5, 2008.

Net sales from continuing operations for the forty-eight weeks ended January 3, 2009 decreased 9% to $2.339 billion, compared to net sales from continuing operations of $2.575 billion for the forty-eight weeks ended January 5, 2008.  Net sales for the Company's direct-to-consumer segment were $159.5 million during the forty-eight weeks ended January 3, 2009, an increase of 41% compared to net sales of $113.4 million during the forty-eight weeks ended January 5, 2008.  The increase is primarily related to incremental sales related to the launch of the Lane Bryant Woman catalog in November 2007. Net sales for the Company's retail stores segment were $2.179 billion during the forty-eight weeks ended January 3, 2009, a decrease of 11% compared to net sales of $2.461 billion during the forty-eight weeks ended January 5, 2008. Consolidated comparable store sales for the Company’s retail store brands decreased 12% during the forty-eight weeks ended January 3, 2009, compared to a decrease of 4% during the forty-eight weeks ended January 5, 2008.

Commenting on sales, Rosskamm, said, “Our fourth quarter-to-date sales performance was slightly below our plan for the period.  However, we have remained steadfast in our strategy to limit store-wide and overlapping price promotions, which has resulted in improved merchandise margins at each of our three core brands, and most particularly at Lane Bryant, during the nine week period.”

Comparable store sales by retail store brand for the nine and forty-eight weeks ended January 3, 2009, were:

	Nine Weeks Ended	Forty-eight Weeks Ended
	January 3, 2009	January 3, 2009
Lane Bryant Stores(1)	-17%	-12%
Fashion Bug Stores	-12%	-10%
Catherines Stores	-9%	-12%
Consolidated Retail Store Brands	-14%	-12%

(1) Includes Lane Bryant Outlet Stores

Charming Shoppes Master Trust’s $105.0 Million Credit Receivables Conduit Facility Renewed
The Company also announced today that its Master Trust Series 2004-VFC conduit facility in the amount of $105.0 million has been renewed and will continue to be available until January 14, 2010.  The conduit facility supports the generation of credit receivables for the Company’s proprietary credit card program as a means of improving the Company’s overall liquidity.

At January 3, 2009, Charming Shoppes, Inc. operated 2,342 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®. Additionally, the Company operates the following direct-to-consumer titles: Lane Bryant Woman™, Figi's®, and shoetrader.com. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, financial condition, and the Company's plans relating to cost reductions, store closings and merchandise strategy. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to find a suitable permanent replacement for the Company's former Chief Executive Officer within a reasonable time period, the failure to consummate our identified strategic solution for our non-core assets, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans and store closing plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to effectively implement the Company's plans for the transformation of its brands to a vertical specialty store model, the failure to achieve increased profitability through the adoption by the Company's brands of a vertical specialty store model, the failure to achieve improvement in the Company's competitive position, the failure to continue receiving financing at an affordable cost through the availability of our credit card securitization facilities and through the availability of credit we receive from our suppliers and their agents, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008, our Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955